Exhibit 99.1

Senseonics Announces Extension of Distribution Agreement with Roche Diabetes Care

Reports Preliminary Fourth Quarter and Full Year 2018 Revenue Results and Issues 2019 Financial Guidance

Conference Call Monday, February 4, 2019 at 8:00 a.m. ET

GERMANTOWN, MD, February 3, 2019 —Senseonics Holdings, Inc. (NYSE-American: SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today announced an extension of its distribution agreement with Roche Diabetes Care.  As extended, the agreement now runs through January 31, 2021.  Under terms of the extended agreement, Roche will continue its role as Senseonics exclusive distributor in Europe, the Middle East and Africa, excluding Scandinavia and Israel.  In addition, the agreement has been expanded to provide Roche with exclusive distribution rights in 17 additional countries, including Brazil, Russia, India and China, as well as select markets in the Asia Pacific and Latin American regions.

Senseonics also announced preliminary revenue results for fourth quarter and full year 2018. Unaudited preliminary revenue is expected to be $8.0 million for the fourth quarter of 2018 and $19.7 million for the full year 2018, compared to $2.9 million for the fourth quarter of 2017 and $6.4 million for the full year 2017.  As of December 31, 2018, cash and cash equivalents were $136.8 million and outstanding indebtedness was $67.7 million.

“We are excited about the ongoing and incremental commitment from Roche, both from a geographic expansion and volume perspective.  We believe that the positive reception that the Eversense® CGM System has received in Europe is validation that patients and clinicians are experiencing the transformative power of a long-term CGM system. We look forward to our expanded relationship with Roche in which we have made market expansion, with access and volume in existing and new countries, a strategic priority,” said Tim Goodnow, President and Chief Executive Officer.

Mr. Goodnow continued, “We are also pleased with our fourth quarter and full year revenue results. In 2018 we achieved several significant accomplishments including the launch of Eversense in the U.S. and the extended life Eversense® XL system in Europe. The U.S. launch is progressing along with our expectations — feedback from patients has been encouraging, and we are more inspired now than ever about the potential life-enhancing benefits this product offers people with diabetes.”

2019 Financial Outlook

Management projects revenue for full year 2019 to be in the range of $28.0 million to $32.0 million.

Conference Call and Webcast Information

Management will host a conference call at 8:00 a.m. (Eastern Time) February 4, 2019 to discuss this announcement. The conference call will be concurrently webcast. The link to the webcast will be available on the Senseonics Holdings, Inc. website at www.senseonics.com by navigating to “Investor Relations,” and then “Events & Publications,” and will be archived there for future reference. To listen to the conference call, please dial 888-632-5004 (US/Canada) or 786-789-4762 (International), passcode 855588, approximately ten to five minutes prior to start time.

Note about Preliminary Results

The financial results presented in this release are preliminary and may change. This preliminary financial information includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by Senseonics’ auditors. There can be no assurance that Senseonics’ actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP and is not necessarily indicative of the results to be achieved for any future periods.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformative glucose monitoring products designed to help people with diabetes confidently live their lives with ease. From its inception, Senseonics has been advancing the integration of novel, fluorescence sensor technology with smart wearable devices. The Eversense® CGM System received PMA approval from the FDA for up to 90 days of continuous use and is available in the United States. The Eversense® XL CGM System received CE mark for up to 180 days of continuous use and is available in Europe. For more information on Senseonics, please visit www.senseonics.com.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including statements about the expanded relationship with Roche Diabetes care, the potential commercialization of Eversense in additional markets, Senseonics’ 2019 financial guidance, the ongoing commercialization of Eversense in Europe, the continuing launch of Eversense in the U.S., and the potential life-enhancing benefits Eversense offers people with diabetes, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes, uncertainties inherent in the commercial launch and commercial expansion of the product, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2017, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

INVESTOR CONTACT

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

investors@senseonics.com